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Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THRALL OMNI COMPANY, INC.,
("Parent")

AMHERST ACQUISITION CO.,
a wholly owned direct subsidiary of Parent ("Subcorp")

and

AMX CORPORATION
(the "Company")

February 15, 2005

i

(continued)

ii

(continued)

iii

TABLE OF DEFINED TERMS

Page
Acquisition Agreement	44
Action	23
affiliate	50
Agreement	1
Antitrust Laws	36
Applicable Laws	13
Appointment Time	7
Article 5.12	11
Articles of Merger	8
business day	50
Certificate	11
Certificate of Merger	8
Closing	9
Closing Date	9
Code	14
Commission	3
Company	1
Company Articles	9
Company Board	1
Company Board Recommendation	35
Company By-laws	9
Company Common Stock	18
Company Disclosure Schedule	18
Company Employees	39
Company Financial Advisor	10
Company Permits	33
Company Preferred Stock	19
Company SEC Documents	21
Company Shareholders	4
Company Shareholders' Meeting	9
Competing Transaction	44
Confidentiality Agreement	7
Contract	31
Copyrights	25
Dissent Shares	11
Effective Time	8
Environmental Laws	34
Environmental Permit	34
ERISA	28
Exchange Act	3
Exchange Fund	12
Expenses	48
Expiration Date	4

i

Fully Diluted Shares	2
GAAP	21
Governmental Authority	16
Hazardous Materials	34
HSR Act	16
Indemnitee	38
Indemnitees	38
Independent Directors	8
Intellectual Property	25
Know-How	25
knowledge	50
Leased Real Property	27
Marks	25
Material Adverse Effect	50
Merger	1
Merger Consideration	12
Miller	1
Miller Support Agreement	2
Minimum Condition	1
Multiemployer Plan	29
Multiple Employer Plan	29
Nasdaq	8
Offer	1
Offer Documents	3
Option Consideration	14
Options	14
Outside Date	46
Parent	1
Parent Disclosure Schedule	16
Patents	25
Paying Agent	12
Per Share Amount	1
person	51
Plans	28
Principal Shareholders	1
Proxy Statement	10
Qualified Plan	28
Real Property Leases	27
Representatives	43
Schedule 14D-9	6
SEC Staff	4
Stock Option Plans	14
Stock Purchase Plan	45
Subcorp	1
Subcorp Common Stock	11
subsidiary	51
Superior Proposal	43
Support Agreement	1

ii

Surviving Corporation	8
Tax Returns	24
Taxes	24
TBCA	6
Termination Fee	48
Texas Secretary of State	8
Voting Company Debt	19
York	1
York Support Agreement	1

iii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 15th day of February 2005, by and among Thrall Omni Company, Inc., a Delaware corporation ("Parent"), Amherst Acquisition Co., a Texas corporation and a wholly owned subsidiary of Parent ("Subcorp"), and AMX Corporation, a Texas corporation (the "Company").

PRELIMINARY STATEMENTS

        A.    The board of directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth in this Agreement, (i) approved this Agreement, and deemed this Agreement, the Offer, the Merger, and the transactions contemplated by this Agreement, advisable, fair to and in the best interests of the Company Shareholders, (ii) resolved to recommend acceptance of the Offer to the Company Shareholders, and (iii) resolved to recommend the approval by the Company Shareholders of this Agreement, including the Merger and the transactions contemplated by this Agreement.

        B.    In furtherance thereof, it is proposed that Subcorp shall commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock at a price of $22.50 per share of Company Common Stock, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share Amount").

        C.    Following the consummation of the Offer, Parent desires to acquire the Company through the merger of Subcorp with and into the Company, with the Company as the surviving corporation (the "Merger"), pursuant to which each share of Company Common Stock issued and outstanding at the Effective Time, other than the shares of Company Common Stock owned by Parent, Subcorp or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Dissenting Shares, will be converted into the right to receive the Merger Consideration, all as more fully provided in this Agreement.

        D.    Concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain shareholders of the Company (the "Principal Shareholders") are entering into the Support/Tender Agreement, dated as of February 15, 2005, between Parent and the Principal Shareholders (the "Support Agreement") in respect of shares of Company Common Stock beneficially owned by such Principal Shareholders.

        E.    Concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Peter D. York ("York") are entering into a Support/Tender Agreement, dated as of February 15, 2005, between Parent and York (the "York Support Agreement") in respect of shares of Company Common Stock beneficially owned by York.

        F.     Concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Scott D. Miller ("Miller") are entering into a Support/Tender Agreement, dated as of February 15, 2005, between Parent and Miller (the "Miller Support Agreement") in respect of shares of Company Common Stock beneficially owned by Miller.

AGREEMENT

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE OFFER

        1.1.    The Offer.

          (a)   Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events or conditions set forth in Annex A shall have occurred and be existing, Parent shall cause Subcorp to commence, and Subcorp shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act")), as promptly as reasonably practicable, but in no event later than five business days, after the date of this Agreement, the Offer. Parent shall cause Subcorp to accept for payment, and Subcorp shall accept for payment, all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the initial Expiration Date at which time all conditions of the Offer shall have been satisfied or waived by Subcorp, and, thereafter, Subcorp shall accept for payment all additional shares of Company Common Stock validly tendered during any subsequent offering period as provided in Section 1.1(c). Subcorp shall not accept for payment any shares of Company Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the Expiration Date such number of shares of Company Common Stock that satisfy the Minimum Condition. Subcorp expressly reserves the right to increase the Per Share Amount and to waive any condition of the Offer, except the Minimum Condition. Without the prior written consent of the Company, Subcorp shall not decrease the Per Share Amount or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Annex A, change or waive the Minimum Condition or, except as provided in Section 1.1(c) or (d), extend the expiration of the Offer beyond the initial Expiration Date, or amend any other term of the Offer in a manner materially adverse to the Company Shareholders. The Per Share Amount shall be paid less any required withholding of Taxes, upon the terms and subject to satisfaction or waiver of the conditions of the Offer set forth in Annex A. The Company agrees that no shares of Company Common Stock held by the Company or any of its subsidiaries will be tendered in the Offer.

          (b)   Subcorp shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO with respect to the Offer on the date the Offer is commenced, which shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the "Offer Documents") and use its reasonable best efforts to cause the Offer Documents to be disseminated to the Company Shareholders in accordance in all material respects with the applicable requirements of the United States federal securities laws. Parent and Subcorp will use their respective reasonable best efforts to cause the Offer Documents to comply in all material respects with the applicable requirements of the United States federal securities laws. The information provided and to be provided by the Company, Parent and Subcorp for use in the Offer Documents shall not, on the date filed with the Commission and on the date first published or sent or given to holders of shares of Company Common Stock (the "Company Shareholders"), as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Subcorp with respect to the information supplied by the Company for inclusion in the Offer Documents. The Company, Parent and Subcorp each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and disseminated to the Company Shareholders to the extent required by applicable United States federal securities laws. The Company shall promptly furnish to Parent or Subcorp all information concerning the Company that is required or reasonably requested by Parent or Subcorp in connection with the obligations relating to the Offer Documents contained in this Section 1.1(b). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the Commission or dissemination to the Company Shareholders. In addition, Parent and Subcorp shall provide the Company and its counsel any comments, whether written or oral, that Parent or Subcorp or their counsel may receive from time to time from the Commission or the staff of the Commission (the "SEC Staff") with respect to the Offer Documents within a reasonable time after receipt of such comments, consult with the Company and its counsel prior to responding to such comments and provide the Company with copies of all written responses and advise the Company as to the substance of all oral responses.

          (c)   Subject to the provisions of Article VIII and the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, on the date that is 20 business days after the date the Offer is commenced (the initial "Expiration Date," and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an "Expiration Date"). Subcorp may, without the consent of the Company, (A) if at the time of the then scheduled Expiration Date any of the conditions of the Offer are not satisfied or waived, extend the Offer for such period as Subcorp determines; provided that such extension shall be in increments of not more than five business days if all of the conditions set forth on Annex A other than the Minimum Condition have been satisfied or waived at such Expiration Date, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the SEC Staff applicable to the Offer and (C) if at the then scheduled Expiration Date all of the conditions set forth on Annex A have been satisfied or waived, extend the Offer for one subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days after Subcorp's acceptance for payment of the Company Common Stock then tendered and not withdrawn pursuant to the Offer in order to acquire at least 90% of the outstanding Company Common Stock.

          (d)   The Company may cause the extension of the Expiration Date in accordance with, and subject to the terms of, this Section 1.1(d).

            (i)    In the event that the Minimum Condition has not been satisfied or waived at the then scheduled Expiration Date, at the written request of the Company, Subcorp shall, and Parent shall cause Subcorp to, extend the Expiration Date in such increments as Subcorp may reasonably determine until the earliest to occur of (A) the satisfaction or waiver of such condition, (B) Parent's reasonable determination, after May 1, 2005, that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date, (C) the termination of this Agreement in accordance with its terms or (D) the Outside Date; provided that the Company shall not be entitled to any extension of the Expiration Date contemplated by this Section 1.1(d)(i) if (x) any of the obligations of the Principal Shareholders under the Support Agreement have been breached by one or more of the Principal Shareholders beneficially owning, individually or in the aggregate, more than 3% of the Fully Diluted Shares or (y) York has breached any of his obligations under the York Support Agreement or Miller has breached any of his obligations under the Miller Support Agreement.

            (ii)   In the event that any applicable waiting period under the HSR Act shall not have expired or been terminated at the then scheduled Expiration Date, at the written request of the Company, Subcorp shall, and Parent shall cause Subcorp to, extend the Expiration Date in such increments as Subcorp may reasonably determine until the earliest to occur of (A) the expiration or termination of such waiting period, (B) the termination of this Agreement in accordance with its terms or (C) the Outside Date.

            (iii)  In the event that a failure to satisfy the condition in paragraph (d) of Annex A shall exist and the cure period described therein shall not have expired at the then scheduled Expiration Date, at the written request of the Company, Subcorp shall, and Parent shall cause Subcorp to, extend the Expiration Date in such increments as Subcorp may reasonably determine until the earliest to occur of (A) the cure of such failure, (B) the expiration of such cure period, (C) the termination of this Agreement in accordance with its terms or (D) the Outside Date.

            (iv)  In the event that a notice contemplated by Section 6.3(c) is delivered to Parent within three business days of the initial Expiration Date, then Subcorp shall extend the Offer for a period of no less than three business days.

          (e)   Subject to the prior satisfaction or waiver of the conditions to the Offer, Subcorp shall, and Parent shall cause Subcorp to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly, but in no event more than three business days, following the Expiration Date.

        1.2.    Company Action.

          (a)   The Company hereby approves of and consents to the Offer, and represents and warrants that the Company Board, at a meeting duly called and held at which all directors of the Company were present, has duly and unanimously (i) approved this Agreement, and deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company and the Company Shareholders; (ii) approved this Agreement, the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer (and the acquisition of shares of Company

  Common Stock pursuant thereto), the Merger, this Agreement and the Support Agreement and the transactions contemplated by such agreements for purposes of Article 5.03 and Article 13.03 of the Texas Business Corporation Act (the "TBCA"); and (iii) resolved to recommend that the Company Shareholders accept the Offer, that the Company Shareholders tender their shares of Company Common Stock under the Offer to Subcorp, and that the Company Shareholders approve this Agreement to the extent required by Applicable Laws. The Company consents to the inclusion of such approval and recommendation in the Offer Documents.

          (b)   The Company hereby agrees to file with the Commission, as soon as reasonably practicable on the day the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the Company Shareholders and use its reasonable best efforts to cause the Offer Documents to be disseminated to the Company Shareholders in accordance in all material respects with the applicable requirements of the United States federal securities laws. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the United States federal securities laws. The information provided and to be provided by the Company, Parent and Subcorp for use in the Schedule 14D-9 shall not, on the date filed with the Commission and on the date first published or sent or given to the Company Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to the information supplied by Parent or Subcorp for inclusion in the Schedule 14D-9. The Company will use its reasonable best efforts to comply in all material respects with the applicable requirements of the United States federal securities laws. The Company, Parent and Subcorp each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the Company Shareholders to the extent required by the applicable requirements of the United States federal securities laws. Parent and Subcorp shall promptly furnish to the Company all information concerning Parent and Subcorp that is required or reasonably requested by the Company in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.2(b). Parent, Subcorp, and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the Commission. In addition, the Company shall provide Parent and its counsel any comments, whether written or oral, that the Company or its counsel may receive from time to time from the Commission or the SEC Staff with respect to the Schedule 14D-9 within a reasonable time after receipt of such comments, consult with Parent and its counsel prior to responding to such comments and provide Parent with copies of all written responses and advise Parent as to the substance of all oral responses.

          (c)   In connection with the Offer, the Company promptly will furnish (or cause its transfer agent to furnish) Parent and Subcorp with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the Company Shareholders as of a recent date, and shall furnish Subcorp with such additional information and assistance (including updated lists of the Company Shareholders, mailing labels and lists of securities positions) as Subcorp or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Except as required by Applicable Laws, and except as necessary to communicate the Offer, the Merger or the transactions contemplated by this Agreement to the Company Shareholders, Parent and Subcorp (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files to the extent required by the confidentiality agreement between Parent and the Company, dated November 23, 2004 (the "Confidentiality Agreement"). Subcorp hereby agrees to be bound, mutatis mutandis, by the terms and conditions of the Confidentiality Agreement as if Subcorp were an original party thereto.

        1.3.    Board of Directors.

          (a)   Promptly upon the acceptance of, and payment for, any shares of Company Common Stock by Parent or Subcorp pursuant to and in accordance with the terms of the Offer and this Agreement (the "Appointment Time") and for so long thereafter as Parent and/or Subcorp own in aggregate more than 50% of the outstanding Company Common Stock, and subject to Section 1.3(c), Subcorp shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Subcorp representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of shares of Company Common Stock so purchased bears to the total number of outstanding shares of Company Common Stock, and the Company shall use all reasonable efforts to, upon Subcorp's request, promptly, at Subcorp's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Subcorp's designees to be elected to the Company Board and to cause Subcorp's designees to be so elected. At such times, subject to Section 1.3(c), the Company will cause individuals designated by Subcorp to constitute a majority of each committee of the Company Board, other than any committee of the Company Board established to take action under this Agreement which committee shall be composed only of Independent Directors. The provisions of this Section 1.3(a) are in addition to and not in limitation of any rights which Subcorp, Parent or any of their affiliates may otherwise have, subject to the terms of this Section 1.3, as a holder or beneficial owner of shares of Company Common Stock.

          (b)   The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company promptly shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3 and the United States federal securities laws, provided, that, Subcorp shall have provided to the Company prior to the filing with the Commission of the Schedule 14D-9 the information and consents with respect to Subcorp and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Subcorp will supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

          (c)   In the event that Subcorp's designees are elected or designated to the Company Board, then, until the Effective Time, the Company shall cause the Company Board to have at least two directors who are directors on the date of this Agreement, including at least two directors who are (i) selected by such current directors and (ii) independent directors for purposes of the continued listing requirements of The Nasdaq Stock Market, Inc. (the "Nasdaq") (such directors, the "Independent Directors"), provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company or its subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two individuals who are directors on the date of this Agreement, provided that such individuals shall not be employees, officers or affiliates of the Company, Parent or Subcorp (or, in the event there shall be less than two directors available to fill the vacancies as a result of such individuals' deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, Parent and Subcorp shall cause any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Subcorp or Parent or waiver of any of the Company's rights under this Agreement, not to be effected without the affirmative vote of a majority of the Independent Directors; provided, however, that if there shall be no Independent Directors then in office, such actions may be authorized by a majority vote of the Company Board in accordance with the terms and conditions of this Agreement.

ARTICLE II

THE MERGER

        2.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the TBCA, Subcorp shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

        2.2.    Effective Time.    As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Texas (the "Texas Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with Article 5.04 of the TBCA. The Merger shall become effective when a certificate of merger (the "Certificate of Merger") is issued to the Surviving Corporation by the Texas Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Articles of Merger (the "Effective Time").

Prior to the filing referred to in this Section 2.2, a closing (the "Closing") shall be held at the offices of Jones Day, 77 West Wacker, Chicago, Illinois 60601, or such other place as the parties hereto may agree on, as soon as practicable following the date upon which all conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Parent and the Company may agree but in no event later than three business days after the satisfaction or waiver of each of the conditions set forth in Article VII; provided that the conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived at or prior to such date. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        2.3.    Effects of the Merger.    From and after the Effective Time, the Merger shall have the effects set forth in Article 5.06 of the TBCA.

        2.4.    Articles of Incorporation and By-laws.    The Articles of Merger shall provide that, at the Effective Time, (a) the Surviving Corporation's Articles of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in Subcorp's Articles of Incorporation attached hereto as Annex B, and (b) Subcorp's By-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation's By-laws; in each case, until amended in accordance with the provisions thereof and Applicable Laws.

        2.5.    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company (other than those designated by Parent pursuant to Section 1.3), such resignations to be effective as of the Effective Time.

        2.6.    The Company Shareholders' Meeting.

          (a)   As promptly as practicable following the Appointment Time (or, if later, following the termination of the subsequent offering period, if any), if required by Applicable Laws in order to consummate the Merger, the Company shall, in accordance with Applicable Laws and the Company's Amended and Restated Articles of Incorporation, as in effect on the date of this Agreement (the "Company Articles"), and the Company's Amended and Restated By-laws, as in effect on the date of this Agreement (the "Company By-laws"):

            (i)    duly call, give notice of, convene and hold a special meeting of the Company Shareholders to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement for the purpose of considering and taking action upon this Agreement (the "Company Shareholders' Meeting"); and

            (ii)   prepare and file with the Commission a preliminary proxy or information statement relating to this Agreement, and take all lawful actions (A) to obtain and furnish the information required to be included by the Commission in the Proxy Statement, and, after consultation with Parent, to respond promptly to any comments made by the Commission or the SEC Staff with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments or supplements thereto, the "Proxy Statement") to be mailed to the Company Shareholders as soon as practicable, which Proxy Statement shall include all information required under Applicable Laws to be furnished to the Company Shareholders in connection with the Merger and the transactions contemplated by this Agreement, and shall include the Company Board Recommendation to the extent not previously withdrawn in compliance with Section 6.3(b) and the full text of the written opinion of Seven Hills Partners LLC (the "Company Financial Advisor") described in Section 5.23 to the extent not previously withdrawn, and (B) to obtain the necessary approvals of this Agreement, the Merger and the transactions contemplated by this Agreement by the Company Shareholders.

          (b)   Subject to Section 6.3(b), the Company shall, through the Company Board, recommend to the Company Shareholders approval of this Agreement, including the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent or Subcorp the Company Board Recommendation. As promptly as practicable following the Appointment Time, the Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders' Meeting are solicited, in compliance with Applicable Laws. Parent agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, Subcorp or any of Parent's other subsidiaries in favor of the approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

          (c)   Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Shareholders' Meeting, as required by this Section 2.6, shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation, and (ii) the Company agrees that its obligations pursuant to this Section 2.6 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any proposal for a Competing Transaction or any Superior Proposal.

        2.7.    Merger Without Shareholders Meeting.    Notwithstanding Section 2.6, in the event that Subcorp or another wholly-owned subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time in accordance with Article 5.16 of the TBCA without a meeting of the Company Shareholders.

ARTICLE III

CONVERSION OF SECURITIES

        3.1.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subcorp or the Company or their respective shareholders and stockholders, as applicable:

          (a)   Each share of common stock, par value $0.01 per share, of Subcorp ("Subcorp Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

          (b)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of Company Common Stock owned by Parent, Subcorp or the Company or any of their respective subsidiaries or any shareholders properly exercising rights to dissent pursuant to Article 5.12 of the TBCA ("Article 5.12"), as provided in Section 3.1(d), shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or in the case of holders of Dissent Shares the right to receive the applicable payments set forth in Section 3.1(d).

          (c)   Each share of the Company capital stock held in the treasury of the Company automatically shall be cancelled and retired and no payment shall be made in respect thereof. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its subsidiaries shall be cancelled and retired and no payment shall be made in respect thereof.

          (d)   Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Shareholder that is entitled to demand and properly demands payment of the fair value of such shares of Company Common Stock pursuant to, and that complies in all respects with, the provisions of Article 5.12 (the "Dissent Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but, instead, such Company Shareholder shall be entitled to such rights (but only such rights) as are granted by Article 5.12. At the Effective Time, all Dissent Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Dissent Shares shall cease to have any rights with respect to the Dissent Shares, other than such rights as are granted by Article 5.12. Notwithstanding the foregoing, if any such Company Shareholders (i) shall have failed to establish entitlement to relief as a dissenting shareholder as provided in Article 5.12, (ii) shall have effectively withdrawn demand for relief as a dissenting shareholder with respect to such Dissent Shares or lost the right to relief as a dissenting shareholder and payment for such Dissent Shares under Article 5.12, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to the determination of the value of all such Dissent Shares within the time provided in Article 5.12, such Company Shareholder shall forfeit or, in the event a court of competent jurisdiction shall determine that such Company Shareholder is not entitled to the relief provided by Article 5.12, lose the right to relief as a dissenting shareholder with respect to such Dissent Shares, and such Dissent Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(b) without interest. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and any attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to shareholder dissent rights, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          (e)   The "Merger Consideration" shall be equal to the Per Share Amount.

        3.2.    Surrender and Payment.

          (a)   Paying Agent and Exchange Fund. Prior to the Effective Time, on behalf of the Company Shareholders, Parent shall designate, or shall cause to be designated The Bank of New York Trust Company, N.A. or another bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration in respect of Certificates, upon surrender of such Certificates in accordance with this Article III from time to time after the Effective Time (the "Paying Agent"). Prior to the Effective Time, Parent shall deposit, or cause Subcorp to deposit, with the Paying Agent cash in amounts sufficient for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash, the "Exchange Fund"). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis, provided that no such investment shall affect Parent's obligation to pay the Merger Consideration in accordance with the terms of this Agreement. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Company Shareholders one year after the date of the mailing required by Section 3.2(b) shall be delivered to Parent, upon demand by Parent, and holders of Certificates that have not theretofore complied with this Section 3.2 shall thereafter look only to Parent for payment of any claim to the Merger Consideration.

          (b)   Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Company Shareholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be reasonably appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 3.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the reasonable satisfaction of Parent that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c)   Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article III.

          (d)   No Liability; Termination of Exchange Fund. None of Parent, Subcorp, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to Applicable Laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws"), become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e)   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.1(b) if the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, provide the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (f)    No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

          (g)   Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Company Shareholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "Code"), or any provision of state or local or foreign Tax law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholders in respect of which the deduction and withholding was made.

        3.3.    Treatment of Stock Options.

          (a)   At the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (collectively, the "Options") under each of the Company's 1995 Stock Option Plan, 1995 Director Stock Option Plan and 1999 Equity Incentive Plan (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, shall constitute only the right to receive for each share of Company Common Stock subject to such Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Option (such amount being hereinafter referred to as the "Option Consideration"). Each Option shall be canceled (i) upon receipt by the holder thereof of the Option Consideration, in the case of an Option having a per share exercise price less than the Merger Consideration, and (ii) at the Effective Time, in the case of an Option having a per share exercise price equal to or greater than the Merger Consideration. The cancellation of an Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option.

          (b)   Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take all such other action, without incurring any liability in connection therewith, as may be necessary to give effect to the transactions contemplated by this Section 3.3. Except as otherwise agreed to by the parties, (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall use its reasonable best efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Option Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 3.3. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities), in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more Non-Employee Directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (i) the name of each officer or director, (ii) the number of securities to be disposed of for each named person, and (iii) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCORP

        In order to induce the Company to enter into this Agreement, Parent and Subcorp represent and warrant to the Company that the statements contained in this Article IV are true, correct and complete.

        4.1.    Organization and Standing.    Each of Parent and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Subcorp is a wholly owned subsidiary of Parent. As of the date of this Agreement, Subcorp has no material obligations or liabilities of any nature except for obligations or liabilities arising under or in connection with this Agreement or the transactions contemplated hereby.

        4.2.    Corporate Power and Authority.    Each of Parent and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Subcorp have been duly authorized by all necessary corporate action on the part of each of Parent and Subcorp, except, in the case of Subcorp, for the adoption of this Agreement by Parent as sole shareholder of Subcorp, which shall be effected immediately after this Agreement is executed. This Agreement has been duly executed and delivered by each of Parent and Subcorp, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Subcorp and Parent enforceable against each of them in accordance with its terms.

        4.3.    Conflicts; Consents and Approval.    Neither the execution and delivery of this Agreement by Parent or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

          (a)   conflict with, or result in a breach of any provision of Parent's Articles of Incorporation, as amended, or Parent's By-laws, as amended, or Subcorp's Articles of Incorporation or Subcorp's By-laws;

          (b)   violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, pledge, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

          (c)   violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets; or

          (d)   require any action or consent or approval of, or review by, or registration or filing by Parent or Subcorp or any of their respective affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), (ii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iii) consents or approvals of any Governmental Authority set forth in Section 4.3 to the disclosure schedule delivered by Parent to the Company and dated the date of this Agreement (the "Parent Disclosure Schedule"); and (iv) the filing with the Texas Secretary of State of the Articles of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent or Subcorp, or impair, in any material respect, the ability of Parent or Subcorp to consummate the transactions contemplated by this Agreement.

        4.4.    Brokerage and Finders' Fees.    Except as set forth in Section 4.4 to the Parent Disclosure Schedule, neither Parent nor any shareholder, director, officer or employee of Parent has incurred or will incur on behalf of Parent any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement.

        4.5.    Information Supplied.    None of the information supplied or to be supplied by Parent or Subcorp for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company Shareholders or at the time of the Company

Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication by Parent or Subcorp. None of the information supplied or to be supplied by Parent or Subcorp for inclusion or incorporation by reference in the Schedule 14D-9 or provided by Parent or Subcorp in the Offer Documents will, at the respective times that the Offer Documents and the Schedule 14D-9 are filed with the Commission and are first published or sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to correct any statement in any earlier communication by Parent or Subcorp. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act.

        4.6.    Required Funds.    Parent has and will have at all times through and including the Effective Time, and shall provide or cause to be provided to Subcorp and the Surviving Corporation, sufficient funds to acquire all of the then-outstanding shares of Company Common Stock and the Options at the Appointment Time and at the Effective Time, as applicable, for the Per Share Amount or the Merger Consideration and the Option Consideration, as the case may be.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In order to induce Parent and Subcorp to enter into this Agreement, the Company hereby represents and warrants to Parent and Subcorp that the statements contained in this Article V are true, correct and complete.

        5.1.    Organization and Standing.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company's subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where such failure to do so would not be material to the operations or business of the Company and its subsidiaries, taken as a whole. The Company and each of its subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the property they own, lease or operate require them to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of the Company Articles or the Company By-laws. The Company has heretofore furnished to Parent complete and correct copies of the Company Articles and the Company By-laws and the certificates of incorporation and by-laws or similar organizational documents for each of the Company's subsidiaries set forth in Section 5.1 to the disclosure schedule delivered by the Company to Parent and dated the date of this Agreement (the "Company Disclosure Schedule"). Listed in Section 5.1 to the Company Disclosure Schedule is each jurisdiction in which the Company or any of its subsidiaries is qualified to do business and whether the Company (or any of its subsidiaries) is in good standing in such jurisdiction as of the date of this Agreement.

        5.2.    Subsidiaries.    The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or ownership interest in any person, except as set forth in Section 5.2 to Company Disclosure Schedule. Except as set forth in Section 5.2 to the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person. Except as set forth in Section 5.2 to the Company Disclosure Schedule, the Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 5.2 to the Company Disclosure Schedule, is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of the Company's subsidiaries is set forth in Section 5.2 to the Company Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 5.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of the Company's subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of the Company's subsidiaries, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of the Company's subsidiaries or any predecessor thereof.

        5.3.    Corporate Power and Authority.    The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement and the transactions contemplated by this Agreement by the Company Shareholders, if required, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Subcorp, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

        5.4.    Capitalization of the Company.

          (a)   The Company's authorized capital stock consists solely of (A) 40,000,000 shares of common stock, par value $0.01 per share ("Company Common Stock"), and (B) 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the close of business on February 14, 2005, (i) 12,235,087 shares of Company Common Stock were issued and outstanding, (ii) 496,476 shares of Company Common Stock were issued and held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding, and (iv) Options to purchase 1,770,457 shares of Company Common Stock were outstanding and 1,506,144 shares of Company Common Stock were available for grant under the Stock Option Plans. Except as set forth in the immediately preceding sentence, no other shares of capital stock of the Company or other securities of the Company convertible into or exchangeable for shares of capital stock of the Company were issued and outstanding or reserved for issuance as of such date. None of the Company's subsidiaries owns any capital stock of the Company. Each outstanding share of Company capital stock is, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and nonassessable, and has not been, and will not be, issued in violation of any preemptive or similar rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company's capital stock may vote ("Voting Company Debt"). Other than as set forth in the second sentence of this Section 5.4, or in Section 5.4 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims, stock appreciation rights, stock-based performance units or other commitments or rights of any type to which the Company is a party or is bound or of which the Company has knowledge, relating to the issuance, sale, repurchase or transfer of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Company capital stock or any Voting Company Debt, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any predecessor. Section 5.4 to the Company Disclosure Schedule accurately sets forth, as of the close of business on February 14, 2005, the names of, and the number of shares of each class (including the number of shares of Company capital stock issuable upon exercise of the Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase Company capital stock. Section 5.4 to the Company Disclosure Schedule states the number of shares of Company Common Stock issuable to each holder of the Options pursuant to the Options as of the close of business on February 14, 2005, including the applicable vesting schedule, exercise price and whether the Option is intended to qualify as an "incentive stock option" (within the meaning of Section 422 of the Code). Section 5.4 of the Company Disclosure Schedule also sets forth the number of restricted stock grant shares of Company Common Stock held by members of the Company's management and the forfeiture schedule related thereto. Since the close of business on February 14, 2005, the Company has not issued or granted any Options or other securities of the Company convertible into or exchangeable for shares of capital stock of the Company, or issued any shares of Company capital stock other than shares of Company Common Stock issued pursuant to the exercise of Options set forth in Section 5.4 of the Company Disclosure Schedule.

          (b)   Except as set forth in Section 5.4 to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person. Complete and correct copies of any such agreements have previously been provided to Parent. Since January 1,

  2002, the issuance and sale of all of the shares of capital stock described in Section 5.4(a) have been, and the issuance of all such shares of capital stock that may be issued prior to the Effective Time will be, in compliance with United States federal securities laws and in compliance in all material respects with state securities laws.

        5.5.    Conflicts; Consents and Approvals.    Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated by this Agreement will:

          (a)   conflict with, or result in a breach of any provision of, the Company Articles or the Company By-laws;

          (b)   violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

          (c)   violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

          (d)   require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any Governmental Authority or other person, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by the Company Shareholders, if required, (ii) actions required by the HSR Act, (iii) registrations or other actions required under United States federal and state securities laws, (iv) consents of, approvals of, reviews by or registrations or filings with any Governmental Authority or other person set forth in Section 5.5(d) to the Company Disclosure Schedule and (v) the filing of the Articles of Merger with the Texas Secretary of State;

except in the case of Section 5.5(b) that is set forth in Section 5.5(b) to the Company Disclosure Schedule, and in the case of Sections 5.5(b), 5.5(c) and 5.5(d) for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

        5.6.    Brokerage and Finders' Fees; Expenses.    Except for the Company's obligations to the Company Financial Advisor (copies of all agreements relating to such obligations having previously been provided to Parent), neither the Company nor any shareholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or its subsidiaries, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement. Except for the fees and expenses that will be paid or will be payable by the Company to the Company Financial Advisor, Weil, Gotshal & Manges LLP, the Gardere Law Firm and Ernst & Young LLP, no fees and expenses will be paid or will be payable by the Company and its subsidiaries to any investment bankers, attorneys, consultants, accountants or other advisors in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

        5.7.    The Company SEC Documents; Securities Law Matters.    Except as set forth in Section 5.7 to the Company Disclosure Schedule, the Company has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since March 31, 2002 under the Exchange Act or the Securities Act (as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing, as amended) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of the Company and its subsidiaries included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing, as amended) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of the Company's subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq, any stock exchange or any other comparable Governmental Authority.

        5.8.    Information Supplied.    None of the information supplied or to be supplied by the Company or any of its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company Shareholders or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication by the Company. The Proxy Statement insofar as it relates to the Company Shareholders' Meeting will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied or to be supplied by the Company or any of its subsidiaries for inclusion or incorporation by reference in the Offer Documents or provided by the Company or any of its subsidiaries in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the Commission and are first published or sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to correct any statement in any earlier communication by the Company. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act.

        5.9.    Compliance with Law.

          (a)   Except as set forth in Section 5.9(a) to the Company Disclosure Schedule, the Company and its subsidiaries are in compliance, and at all times since January 1, 2002 have been in compliance, in each case, in all material respects, with Applicable Laws relating to the Company and its subsidiaries or their business or properties, except for such noncompliance as would not be material to the Company.

          (b)   Except as disclosed in Section 5.9(b) to the Company Disclosure Schedule, to the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Authority indicated in writing during the past two years that it is conducting, or intends to conduct, such an investigation or review.

          (c)   Except as disclosed in Section 5.9(c) to the Company Disclosure Schedule, the activities of each of the Company and its subsidiaries and, to the knowledge of the Company, their respective officers, directors, and employees, and agents acting on their behalf, have complied in all material respects, and the operations of each of the Company and its subsidiaries have complied in all material respects, with all Applicable Laws governing corrupt or illicit business practices, including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities and/or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person, and/or dealing with business practices in relation to investments outside of the United States (including the United States Foreign Corrupt Practices Act, as amended). None of the Company, its subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, or employees, or agents acting on their behalf, has, in connection with the conduct of the business of the Company and its subsidiaries, (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any subsidiary for any reason, (C) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or any of its subsidiaries in violation of any United States federal, state, local or foreign law or (D) made any other unlawful payment. The internal accounting controls and procedures of the Company and its subsidiaries are sufficient at the reasonable assurance level to cause compliance with the United States Foreign Corrupt Practices Act, as amended.

        5.10.    Litigation; Products Liability.    Except as set forth in Section 5.10 to the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter, investigation, opposition, interference, reexamination, mediation or arbitration (an "Action") pending before any Governmental Authority, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any executive officer or director of the Company or any of its subsidiaries (including any Action challenging the validity, scope, inventorship, enforceability or ownership of any Intellectual Property owned or in-licensed by the Company or any of its subsidiaries) which, if adversely determined, would be material to the Company. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Authority having jurisdiction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 5.10 to the Company Disclosure Schedule, since January 1, 2002, there has been no order, writ, injunction or decree of any Governmental Authority imposed upon the Company or any of its subsidiaries or by which any of them is bound. Except as set forth in Section 5.10 to the Company Disclosure Schedule, there is no Action pending, or, to the knowledge of the Company, threatened, against the Company relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any of its subsidiaries. Except as set forth in Section 5.10(b) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has extended to its customers any written product warranties, indemnifications or guarantees.

        5.11.    No Material Adverse Change.    Except as set forth in Section 5.11 to the Company Disclosure Schedule, since March 31, 2004, there has been no change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

        5.12.    Taxes.    Except as set forth in Section 5.12 to the Company Disclosure Schedule:

          (a)   (i) the Company and its subsidiaries have duly filed when due all United States federal and state income and material foreign and local income, and other material Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or any of its subsidiaries; (ii) all of the foregoing Tax Returns and reports are true and correct in all material respects, and the Company and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid all material Taxes due; (iii) none of the Company nor any of its subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any material Tax Return that has not since been filed; (iv) no deficiencies for any material Tax have been proposed, asserted or assessed (tentatively or definitely), in each case, in writing by any taxing authority, against the Company or any of its subsidiaries for which there are not adequate reserves; (v) neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit; (vi) as of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those for which payment has been made or there are adequate reserves; (vii) with respect to any taxable period ended prior to January 1, 2000, all United States federal Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statue of limitations; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which extensions have not expired; (ix) there are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its subsidiaries (other than liens for Taxes not yet due); (x) no claim has ever been made in writing by a taxing authority that the Company or any of its subsidiaries owes a material amount of Taxes in a jurisdiction in which the Company or any of its subsidiaries does not or has not filed Tax Returns; and (xi) neither the Company nor any of its subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law);

          (b)   neither the Company nor any of its subsidiaries is a party to or bound by any agreement that (i) requires it to indemnify another person with respect to Taxes, (ii) requires it to make any Tax payment to or for the account of any other person, or (iii) affords any other person the benefit of any net operating loss, net capital loss, Tax credit or other Tax attribute that could reduce Taxes of the Company or any of its subsidiaries;

          (c)   the Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

          (d)   the Company and its subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party;

          (e)   none of the Company's foreign subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return; and

          (f)    none of the Company's foreign subsidiaries is (i) engaged in a United States trade or business for United States federal income tax purposes, (ii) a "passive foreign investment company" (within the meaning of Section 1297 of the Code) or a shareholder, directly or indirectly, in a passive foreign investment company, or (iii) a "foreign investment company" (within the meaning of Section 1246(b) of the Code).

          (g)   "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (h)   "Taxes" means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

        5.13.    Intellectual Property.

          (a)   Set forth in Section 5.13(a) to the Company Disclosure Schedule is a complete and accurate list of all Patents, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights, in each instance to the extent the same are (i) owned or filed by the Company or its subsidiaries or (ii) in-licensed and prosecuted or maintained by the Company or its subsidiaries. For each of the foregoing listed items of Intellectual Property, Section 5.13(a) to the Company Disclosure Schedule also indicates, as applicable, the owner of such item of Intellectual Property, the country or countries in which such item of Intellectual Property is patented or registered or for which an application for patent or registration is pending, the application number, the registration or patent number, and the status thereof. "Intellectual Property" means all intellectual property rights owned or in-licensed by the Company or its subsidiaries, whether protected, created or arising under the laws of the United States or any other jurisdiction, including without limitation: (i) all patents and applications therefor, including provisionals, divisionals, continuations, continuations-in-part, extensions, reissues and reexaminations of patent applications and patents (collectively, "Patents"), (ii) all trademarks, service marks, trade names and Internet domain names, together with the goodwill associated with each of the foregoing, and all applications and registrations therefor and renewals thereof, (collectively, "Marks"), (iii) all copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its subsidiaries, in each case excluding any of the foregoing that are claimed in any Patents (collectively, "Know-How"), and (v) all software and related documentation of the Company and its subsidiaries.

          (b)   The Intellectual Property owned or in-licensed by the Company and its subsidiaries, or which the Company and its subsidiaries otherwise have the right to use, includes all of the intellectual property rights necessary to enable the Company and its subsidiaries to conduct their respective businesses in the manner in which such business is currently being conducted, except where the failure to so own, license or otherwise have the right to use would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

          (c)   Except as set forth in Section 5.13(c) to the Company Disclosure Schedule, the Company or one of its subsidiaries possess sole and exclusive title, free and clear of any liens, claims or encumbrances, to the Intellectual Property listed in Section 5.13(a) to the Company Disclosure Schedule.

          (d)   Except as set forth in Section 5.13(d) to the Company Disclosure Schedule, to the knowledge of the Company without having any obligation to undertake any inquiry in connection with this Agreement, all Patents owned or in-licensed by the Company or its subsidiaries and included in the Intellectual Property have been prosecuted and maintained in compliance in all material respects with all applicable duties of candor and good faith in dealing with the U.S. Patent and Trademark Office and any foreign patent offices, including any duty to disclose to any such patent office information that may be material (within the meaning set forth in 37 C.F.R. Section 1.56(b)) to the patentability of the inventions claimed in such Patents.

          (e)   Except as set forth in Section 5.13(e) to the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its subsidiaries has undertaken or omitted to undertake any acts the taking or omission of which would invalidate, eliminate or reduce, in whole or in part, (i) the enforceability of any Intellectual Property, (ii) in the case of any Intellectual Property owned by the Company or its subsidiaries, the Company's or such subsidiaries' entitlement to exploit such Intellectual Property, or (iii) in the case of any Intellectual Property in-licensed by the Company or its subsidiaries, the Company's or such subsidiaries' entitlement to exploit such Intellectual Property within the scope of such in-license granted to the Company or such subsidiaries, except where such invalidation, elimination or reduction with respect to any of the foregoing in subclauses (i), (ii) or (iii) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

          (f)    Except as set forth in Section 5.13(f) to the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened Action to which the Company or any of its subsidiaries is a party that includes an allegation that the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any product by the Company or any of its subsidiaries does or will infringe any Patent or any other intellectual property rights of any third party.

          (g)   Except as set forth in Section 5.13(g) to the Company Disclosure Schedule, to the knowledge of the Company, all fees, annuities, royalties, honoraria and other payments that are due from the Company or any of its subsidiaries on or before the date of this Agreement for any Intellectual Property and under agreements related to Intellectual Property have been paid, except for such failures to pay which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

          (h)   Except as set forth in Section 5.13(h) to the Company Disclosure Schedule, to the knowledge of the Company, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any product, service or process of the Company or its subsidiaries in connection with the business of the Company and its subsidiaries as currently conducted (i) does not infringe any Patent, Mark, Copyright or other intellectual property right of any third party and (ii) does not involve the misappropriation or unauthorized use or disclosure of any know-how or other confidential information of any third party.

          (i)    The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement, will not breach, violate or conflict with any instrument or agreement governing any material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material Intellectual Property, or in any way impair the right of the Surviving Corporation to practice, exploit, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property to the extent the Company has the right to practice, exploit, sell, license or dispose of, or to bring any action for the infringement of, such Intellectual Property as of the date of this Agreement.

          (j)    The Company and its subsidiaries have taken commercially reasonable measures and precautions necessary to safeguard and maintain the confidentiality and value of all Know-How of the Company and its subsidiaries and any other confidential information (except such information whose value would be unimpaired by public disclosure), which measures and precautions are reasonable in the industry in which the Company and its subsidiaries operate, including entering into appropriate confidentiality and nondisclosure agreements with all appropriate officers, directors, employees and third-party consultants of the Company and its subsidiaries.

        5.14.    Title to and Condition of Properties.    (a) The Company does not own any interest in fee simple in any real property.

          (b)   The Company has heretofore made available to Parent true, correct and complete copies of all material leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except (i) in each case where the failure would not reasonably be expected to, individually or in the aggregate, be material to the Company or (ii) as set forth in Section 5.14 to the Company Disclosure Schedule: (A) the Company or one of its subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all liens, security interests, pledges, charges and encumbrances and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges payable by the Company or its subsidiaries as tenants thereunder are current in all material respects, (C) no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the knowledge of the Company, the landlord, exists under any Real Property Lease, and (D) the Company or one of its subsidiaries is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

          (c)   The Company and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company and its subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

        5.15.    Employee Benefit Plans.

          (a)   For purposes of this Section 5.15, the following terms have the definitions given below:

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

          "Plans" means any (i) defined benefit or defined contribution pension plan, (ii) profit sharing plan, (iii) stock ownership plan, (iv) deferred compensation agreement, (v) vacation pay, sickness, medical, accident, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis), (vi) employee stock option, stock appreciation, stock purchase or other equity-based plan, (vii) bonus or incentive plan or program, (viii) severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), but excluding governmental plans, (ix) employment agreement, (x) retiree medical, life insurance or other retiree welfare benefit plan or coverage, (xi) fringe benefit plan, program or policy (as defined in Section 132 of the Code), (xii) layoff or leave of absence policy or agreement, whether paid or unpaid, (xiii) holiday gift program, (xiv) group or individual insurance policy, (xv) supplemental unemployment benefit plan or program, group legal services plan (as defined in Section 120 of the Code) or employee assistance plan or program, (xvi) housing, car or any other allowance or expense reimbursement plan or policy, and (xvii) other employee benefit plan, policy or arrangement, including an "employee benefit plan" (within the meaning of Section 3(3) of ERISA), that provides a material benefit to any employee or former employee of the Company or any subsidiary in respect of services provided to the Company or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute or could have any liability.

          (b)   Section 5.15(b) to the Company Disclosure Schedule lists all Plans in effect on the date of this Agreement. Except as disclosed on Section 5.15(b) of the Company Disclosure Schedule, with respect to each Plan, the Company has provided or made available to Parent a true, correct and complete copy of the following (where applicable): (i) all Plan documents (including amendments), benefit schedules, trust agreements, and currently effective insurance or annuity contracts; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent summary plan description, if any; (iv) the two most recent annual financial reports, if any; (v) any written communications provided to or received from any Governmental Authority relative to any Plan in the past two years in respect of any investigation, inquiry, governmental audit or administrative proceeding; and (vi) the most recent favorable determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided or made available to Parent, there are no amendments to any Plan that have been adopted or approved, nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

          (c)   Each Plan that is intended to be qualified (within the meaning of Section 401(a) of the Code) has been amended to reflect changes in law referred to as "GUST" and "EGTRRA" and, except with respect to the EGTRRA changes, has received a determination letter from the Internal Revenue Service that such plan is so qualified (a "Qualified Plan"), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. Except as set forth in Section 5.15(c) to the Company Disclosure Schedule, there are no existing circumstances nor any events that have occurred that could be reasonably expected to adversely affect (i) the qualified status of any Qualified Plan, (ii)

  the tax exempt status of any related trust intended to be exempt from federal income taxation under Section 501 of the Code, or (iii) the qualified or registered status of any Plan or trust maintained outside the United States.

          (d)   All contributions required to be made by the Company or any of its subsidiaries to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full. All Plans and related trusts maintained outside the United States are, to the extent required by Applicable Laws, fully funded and/or fully book reserved on a projected benefit obligation basis.

          (e)   Except as set forth in Section 5.15(e) to the Company Disclosure Schedule, (i) the Company and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of Applicable Laws, including ERISA and the Code applicable to the Plans, and (ii) each Plan has been operated in material compliance with its terms.

          (f)    No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any subsidiary has, or has ever had, any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a "Multiple Employer Plan"), nor has the Company or any of its subsidiaries, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g)   Each Plan that is a "group health plan," as defined in Section 5000 of the Code has been operated in compliance with Section 4980B of the Code, the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, the secondary payor requirements of Section 1862(b) of the Social Security Act and any other applicable law.

          (h)   Neither the Company nor any of its subsidiaries provides retiree life or health insurance benefits coverage for any retiree or any beneficiary or dependent of a retiree, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the retiree or the retiree's beneficiary or dependent or through the last day of the month that includes such retiree's retirement date.

          (i)    Except as disclosed in Section 5.15(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or individual consultant of the Company or any of its subsidiaries (either alone or as a prerequisite to any other event). Without limiting the generality of the foregoing, except as set forth in Section 5.15(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this

  Agreement in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code).

          (j)    Except as disclosed in Section 5.15(j) to the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened, claims (other than claims for benefits in the ordinary course) or governmental audits that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

          (k)   Section 5.15(k) to the Company Disclosure Schedule sets forth (i) the names of all directors and officers of the Company and the total salary and estimated bonus each will be eligible to receive in the fiscal year ending March 31, 2005, and any changes to the foregoing that will occur as a matter of entitlement subsequent to March 31, 2005, (ii) the current total annual salary and target bonus opportunity of any other employee of the Company or any of its domestic subsidiaries whose total current salary and target bonus opportunity exceeds $100,000 annually. No officer or director of the Company or any of its affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to the Company any material assets, services or facilities, and the Company does not provide or cause to be provided to any such officer or director or any immediate family member of any of the foregoing, any material assets, services or facilities.

          (l)    Except as disclosed in Section 5.15(l) to the Company Disclosure Schedule, no Plan is subject to the laws of any jurisdiction outside of the United States.

          (m)  Section 5.15(m)(i) to the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all employees with employment agreements (other than offer letters for at-will employment) of: (i) the Company and its subsidiaries based in the United States providing for annual base salary in excess of $150,000 or severance payments in excess of $50,000 in the aggregate to such employee and (ii) the Company's foreign subsidiaries with respect to employees holding the title of Managing Director, Vice President, Division Vice President, Country Manager or above. None of such employment agreements have been entered into, amended or supplemented during the 12-month period prior to the date of this Agreement, except as disclosed in Section 5.15(m)(ii) to the Company Disclosure Schedule.

          (n)   The Company and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment. The Company and its subsidiaries have complied in all material respects with their payment obligations to all employees of the Company and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each Company policy, practice, agreement, plan, program or Applicable Laws.

        5.16.    Contracts.    Section 5.16 to the Company Disclosure Schedule lists, all written contracts, agreements, guarantees, leases and executory commitments, other than Plans (each, a

"Contract") to which the Company or any of its subsidiaries is a party and that fall within any of the following categories: (a) joint venture, partnership and similar agreements, (b) Contracts that are service contracts or equipment leases involving payments by the Company or any of its subsidiaries of more than $100,000 per year, (c) Contracts that are not cancelable within 90 days without payment of a material amount of money containing covenants limiting the freedom of the Company or any of its subsidiaries to compete in any line of business, sell, supply or distribute any product, in each case, in any geographic area or to hire any individual or group of individuals, (d) Contracts that are not cancelable within 90 days without payment of a material amount of money that, after the Effective Time, would have the effect of limiting the freedom of Parent or any of its subsidiaries (other than the Company and any of its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts that are not cancelable within 90 days without payment of a material amount of money that contain minimum purchase conditions applicable to the Company or any of its subsidiaries in excess of $250,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company or any of its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (g) Contracts relating to the lease or sublease of or sale or purchase of real or personal property not cancelable by the Company or any of its subsidiaries within 90 days without payment of a material amount of money, (h) Contracts with any labor organization or union, (i) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $50,000, letters of credit or other agreements or instruments of the Company or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $50,000 by the Company or any of its subsidiaries or providing for the creation of any lien, charge, security interest or encumbrance upon any of the assets of the Company or any of its subsidiaries, (j) Contracts involving annual revenues to the businesses of the Company and any of its subsidiaries in excess of 5% of the Company's 2004 annual revenues, (k) Contracts providing for "earn-outs," "savings guarantees," "performance guarantees," or other contingent payments by the Company or any of its subsidiaries involving more than $50,000 over the term of the Contract, (l) Contracts with or for the benefit of any of the Company's affiliates or immediate family member thereof (other than the Company's subsidiaries) involving more than $100,000 in the aggregate per affiliate, (m) Contracts for the sale of stock of the Company or any of its subsidiaries, or for the acquisition of stock of any person (other than by stock acquisition or merger), (n) Contracts for the sale of assets of the Company or any of its subsidiaries, or for the acquisition of assets or businesses of any person (by merger or otherwise), other than Contracts involving less than $250,000 in the aggregate, or entered into in the ordinary course of business consistent with past practice, or for the grant to any person of any preferential rights to purchase any of its assets, (o) Contracts involving payments by the Company or any of its subsidiaries of more than $250,000 per year and not otherwise of the type required to be disclosed in Section 5.16 to the Company Disclosure Schedule, and (p) material Contracts to which the Company or any of its subsidiaries is a party granting or obtaining any rights under, or by their terms expressly restricting the Company's or any of its subsidiaries' right to use any of the Intellectual Property used or owned by the Company or any of its subsidiaries (other than commercial off-the-shelf software licenses), including license, option to Intellectual Property rights, franchise, distribution, sponsorship, marketing and manufacturing agreements, agreements not to enforce, consents, settlements and assignments. All such Contracts and all other Contracts that are material to the business or operations of the Company or any of its subsidiaries are valid and binding obligations of the Company, and, to the knowledge of the Company or such subsidiary, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. None of the Company, any of its subsidiaries, and, to the knowledge of the Company or any of its subsidiaries, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of the Company or any of its subsidiaries, except such violations or defaults which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no oral understandings or arrangements with any person of the type required to be disclosed in Section 5.16 of the Company Disclosure Schedule.

        5.17.    Labor Matters.

          (a)   Except as disclosed in Section 5.17(a) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its subsidiaries or any persons otherwise performing services primarily for the Company or any of its subsidiaries. There is no labor strike, dispute, slowdown or stoppage pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any labor strike, dispute, slowdown or stoppage or other material labor difficulty involving its employees since January 1, 2002. Since January 1, 2002, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice, except for any such instances that would not reasonably be expected to, individually or in the aggregate, be material.

          (b)   As of the date of this Agreement, no executive officer or key employee of the Company or any of its subsidiaries has given notice to the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries otherwise aware that any such employee intends to terminate his or her employment with the Company or any of its subsidiaries.

          (c)   As of the date of this Agreement, to the knowledge of the Company, no executive officer or key employee of the Company or any of its subsidiaries is in violation in any material respect of any term of any employment or services contract, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or key employee to be employed or engaged by the Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

        5.18.    Undisclosed Liabilities.    Except (a) as and to the extent disclosed or reserved against on the balance sheet of the Company as of December 31, 2004 included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (c) as set forth in Section

5.18 to the Company Disclosure Schedule, neither the Company nor its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities or obligations which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

        5.19.    Operation of the Company's Business; Relationships.

          (a)   Except as set forth in Section 5.19(a) to the Company Disclosure Schedule, since December 31, 2004, neither the Company nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.3(a).

          (b)   Except as set forth in Section 5.19(b) to the Company Disclosure Schedule, since March 31, 2004, no material customer of the Company or any of its subsidiaries has advised the Company in writing that it will stop or materially decrease purchasing services, materials or products from the Company or such subsidiary, and no material supplier or service provider of the Company or any of its subsidiaries has indicated that it will stop or materially decrease the supply of, or materially increase the price of, materials, products or services to the Company or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with the Company or such subsidiaries. Section 5.19(b) to the Company Disclosure Schedule describes each termination or nonrenewal that has occurred since March 31, 2003 with respect to any Contract with any distributor or dealer of the Company or any of its subsidiaries involving payments in excess of 5% of the Company's 2004 annual revenues.

        5.20.    Permits; Compliance.    Except as set forth in Section 5.20 to the Company Disclosure Schedule, the Company and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to carry on business as it is now being conducted (collectively, the "Company Permits"), and there is no Action pending, or, to the knowledge of the Company, threatened, regarding any of the Company Permits which if determined adversely to the Company, would reasonably be expected to, individually or in the aggregate, be material to the Company. The Company is not in conflict with, or in default or violation of any of the Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

        5.21.    Environmental Matters.    Except for matters disclosed in Section 5.21 to the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company: (a) the properties, operations and activities of the Company and its subsidiaries are in compliance in all respects with all applicable Environmental Laws and Environmental Permits and all past noncompliance of the Company or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) there has been no release of any Hazardous Material into the environment by the Company or its subsidiaries or in connection with their current or, to the knowledge of the Company, former properties or operations in violation of Environmental Laws; and (d) there has been no exposure of any person or property to any Hazardous Material to an extent that would be reasonably expected to result in liability to the Company under Environmental Laws in connection with the current or, to the knowledge of the Company, former properties, operations and activities of the Company and its subsidiaries. Except as set forth in Section 5.21 to the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company, neither the Company nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, including those related to the manufacture, distribution, treatment, storage, disposal, handling or emission of Hazardous Materials, which may interfere with or prevent compliance or continued compliance by the Company or its subsidiaries with any Environmental Laws or which would reasonably be expected to give rise to or result in the Company or any of its subsidiaries incurring liability under Environmental Laws. "Environmental Laws" means all applicable United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), as well as all applicable authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate, order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws. "Hazardous Materials" means any substance, material or waste, including chemicals, characterized, regulated or otherwise classified as pollutants, contaminants, or industrial, toxic or hazardous substances or wastes under applicable Environmental Laws.

        5.22.    Insurance.    Section 5.22 to the Company Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by the Company on the date of this Agreement. As of the date of this Agreement, the Company's insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The Company or any of its covered subsidiaries is a "named insured" or an "insured" under such insurance policies. The Company and its subsidiaries have not been refused any insurance, nor has the coverage of the Company or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Except as set forth in Section 5.22 to the Company Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and its subsidiaries may be continued by the Company and its subsidiaries without modification or premium increase for the duration of their current terms after the Effective Time, which terms expire as set forth in Section 5.22 to the Company Disclosure Schedule. Set forth in Section 5.22 to the Company Disclosure Schedule is the amount of the annual premium paid by the Company, as of the date of this Agreement, for its directors' and officers' liability insurance policies.

        5.23.    Opinion of Financial Advisor.    The Company Financial Advisor has rendered its opinion, addressed to the Company Board, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the $22.50 per share in cash to be received by the Company Shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the Company Shareholders. The Company will provide a copy of the signed opinion to Parent solely for information purposes, and such opinion has not been withdrawn or revoked. The Company has received the consent of the Company Financial Advisor to include such written opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

        5.24.    Board Recommendation; Required Vote.    The Company Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved this Agreement, and deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company and the Company Shareholders; (b) approved this Agreement, the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer (and the acquisition of shares of Company Common Stock pursuant thereto), this Agreement, the Merger, the Support Agreement and the transactions contemplated by such agreements for purposes of Article 5.03 and Article 13.03 of the TBCA; and (c) resolved to recommend that the Company Shareholders accept the Offer, that the Company Shareholders tender their shares of Company Common Stock under the Offer to Subcorp, and that the Company Shareholders approve this Agreement to the extent required by Applicable Laws (the "Company Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock to approve this Agreement is the only vote of the holders of any class or series of Company Common Stock necessary to approve this Agreement and the transactions contemplated by this Agreement, including the Merger. Notwithstanding the foregoing, no vote of any holders of any class or series of the Company capital stock is necessary to approve this Agreement or approve the transactions contemplated by this Agreement in the event that Subcorp shall acquire at least 90% of the outstanding Company Common Stock pursuant to the Offer, other than, subject to the satisfaction of or, to the extent permitted under this Agreement, waiver of all conditions to the Merger, in accordance with Article 5.16 of the TBCA.

        5.25.    Article 13.03 of the TBCA.    Prior to the date of this Agreement, the Company Board has taken all action necessary to exempt under or make not subject to (a) the provisions of Article 13.03 of the TBCA or (b) any "fair price," "moratorium," "control share acquisition" or other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Support Agreement, (ii) the Offer, (iii) the Merger and (iv) the transactions contemplated by this Agreement and the Support Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

        The parties hereto agree that:

        6.1.    Mutual Covenants.

          (a)   HSR Act Filings; Reasonable Efforts; Notification.

            (i)    Each of Parent and the Company shall (A) make or cause to be made the filings required of such party hereto or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within five business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party hereto or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Each party hereto shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the parties hereto will use all reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of any other Governmental Authority for the transactions contemplated by this Agreement. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.1 "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

            (ii)   Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1(a) shall limit a party hereto's right to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.1(a). Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

            (iii)  Each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Offer, the Merger and the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Offer and the Merger that are necessary to consummate the Offer and the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time, and (C) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Offer (as set forth in Annex A) and to the Merger.

            (iv)  Notwithstanding anything to the contrary in this Agreement, (A) neither Parent nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation with respect to the ownership, operation or holding of any of their respective businesses or assets, (B) neither the Company nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership, operation or holding of any of their respective businesses or assets, (C) neither any party hereto nor their respective subsidiaries shall be required to take any action that would, or would reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Parent or the shareholders and optionholders of the Company from consummation of the Offer and the Merger, (D) neither Parent nor Subcorp shall be required to waive any of the conditions of the Offer set forth in Annex A, and (E) no party hereto shall be required to waive any of the conditions to the Merger set forth in Article VII as they apply to such party.

          (b)   Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release. Parent, Subcorp and the Company will use their respective reasonable best efforts to comply in all material respects with the applicable requirements of the United States federal securities laws including by filing the initial press release and other such communications as are required to be filed with the Commission. At all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, Parent and the Company shall obtain the other party's consent (which shall not be unreasonably conditioned, withheld or delayed) before issuing any press release with respect to the Offer, the Merger and the transactions contemplated by this Agreement, except as may be required by Applicable Laws or requirements of the Nasdaq (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

          (c)   Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        6.2.    Covenants of Parent.

          (a)   Indemnification; Directors' and Officers' Insurance.

            (i)    From and after the Effective Time, to the fullest extent permitted by law, Parent shall cause the Surviving Corporation to indemnify, hold harmless and advance expenses to the present and former officers and directors of the Company (each, an "Indemnitee" and collectively, the "Indemnitees") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company Articles, as amended pursuant to Section 2.4.

            (ii)   Parent shall cause to obtained and maintained in effect, for a period of six years after the Effective Time, policies of directors' and officers' liability insurance covering each person who was covered under the policies of directors' and officers' liability maintained by the Company as of the date of this Agreement and immediately prior to the Appointment Time at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as such existing policies; provided, however, that Parent shall not be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amounts calculated as set forth in Section 5.22 to the Company Disclosure Schedule, but, in such case, shall purchase as much coverage as shall be available at an annual premium of 200% of the current aggregate premium and Parent may substitute therefor other policies not less advantageous (excluding de minimis differences) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

            (iii)  The provisions of this Section 6.2(a) are (A) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (B) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.2(a) shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.2(a) applies unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.2(a) applies shall be third party beneficiaries of this Section 6.2(a)).

            (iv)  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.2(a).

          (b)   Employees and Employee Benefits. Parent shall, for a period of six months immediately following the Effective Time, cause the Surviving Corporation and its subsidiaries to provide individuals who were employees of the Company or any of its subsidiaries as of the Effective Time and who are employees of the Surviving Corporation immediately following the Effective Time ("Company Employees") with (i) the same level of base salary as in effect immediately prior to the Effective Time and (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements (excluding incentive and equity-based plans, programs, contracts or arrangements) provided by the Company and its subsidiaries to Company Employees immediately prior to the Effective Time; provided, however, that Parent shall for such period of six months provide to Company Employees a bonus opportunity no less favorable to such Company Employees as was available to them immediately before the Effective Time. Parent or one of its affiliates shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the Effective Time by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). Parent shall (x) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of

  ERISA) which is made available to Company Employees following the Effective Time by Parent or one of its affiliates, and (y) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Effective Time.

        6.3.    Covenants of the Company.

          (a)   Conduct of the Company's Operations. Except as expressly contemplated by this Agreement, as required by Applicable Law or as expressly permitted by or disclosed in Section 6.3(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Appointment Time, unless Parent otherwise consents, the Company shall, and shall cause its subsidiaries to, conduct its operations in the ordinary course in substantially the same manner as previously conducted, and, consistent with the terms of this Section 6.3(a), shall use all reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Appointment Time, the Company shall not, except as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as expressly permitted by or disclosed in Section 6.3(a) to the Company Disclosure Schedule, without the prior written consent of Parent:

            (i)    do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify the Company capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Company capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Company capital stock or that of its subsidiaries, other than dividends or distributions by any wholly owned subsidiaries of the Company to the Company or to a wholly owned, United States-based subsidiary of the Company, (C) grant any person any right or option to acquire any shares of Company capital stock or that of its subsidiaries, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of Company capital stock, Voting Company Debt or any securities or obligations convertible into or exchangeable or exercisable for any shares of the Company capital stock, Voting Company Debt or such securities (except pursuant to the exercise of the Options that are outstanding as of the date of this Agreement) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company capital stock or that of its subsidiaries;

            (ii)   directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets having a value exceeding $100,000 individually or $250,000 in the aggregate other than in the ordinary course of business consistent with past practice;

            (iii)  make or propose any changes in the Company Articles or the Company By-laws or the comparable organizational documents of its subsidiaries;

            (iv)  merge or consolidate with any other person;

            (v)   acquire assets or capital stock of any other person other than the acquisition of assets in the ordinary course of business consistent with past practice;

            (vi)  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other person, other than in the ordinary course of business consistent with past practice, and not, in any case, in an amount in excess of $50,000;

            (vii) create any subsidiaries;

            (viii) enter into, amend or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay, to any officer or director, or, except for salary increases in the ordinary course of business consistent with past practice, consultant or employee, other than with respect to the termination of employment of any person in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increase the compensation or benefits provided to, or pay any amounts not otherwise due to, any officer or director, or, except in the ordinary course of business consistent with past practice, any consultant or employee, except as may be required by Applicable Laws or agreements existing on the date of this Agreement, or grant, reprice, or accelerate the exercise or payment of any the Options or other equity-based awards;

            (ix)  enter into, adopt or amend any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

            (x)   take any action that could give rise to severance benefits payable to any officer or director of the Company as a result of the consummation of any of the transactions contemplated by this Agreement (including in connection with any post-consummation termination of employment);

            (xi)  change any method or principle of Tax or financial accounting, except to the extent required by GAAP or Applicable Law as advised by the Company's regular independent accountants;

            (xii) make any material changes or modifications to any pricing policy or investment policy or any method of doing business;

            (xiii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $100,000;

            (xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any Contract required to be set forth in Section 5.16 to the Company Disclosure Schedule;

            (xv) enter into, amend or terminate any confidentiality agreements, standstill agreements or similar arrangements or waive any provisions under any existing confidentiality agreement, standstill agreement or similar arrangements (other than as expressly permitted by Section 6.3(b)), provided that in connection with the consideration of business opportunities in the ordinary course of business, the Company may enter into confidentiality agreements consistent with past practice containing customary terms and conditions;

            (xvi) write up, write down or write off the book value of any assets, except as required by GAAP consistently applied or as required by Applicable Law;

            (xvii) incur or commit to any capital expenditures in excess of $1,250,000 in the aggregate provided, that such expenditures are incurred or committed in a manner generally consistent with the Company's existing capital expenditure plan, a copy of which has been furnished to Parent;

            (xviii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

            (xix) take any action to exempt or make not subject to (A) the provisions of Article 13.03 of the TBCA or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent or its subsidiaries), or any action, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

            (xx) take any action that would reasonably be likely to result in (A) any representation or warranty of the Company set forth in Article V becoming not true or not accurate in any material respect or (B) any condition precedent to the Offer (as set forth in Annex A) or any condition to the Merger set forth in Article VII not being satisfied;

            (xxi) enter into or carry out any other transaction other than in the ordinary course of business (other than as expressly permitted by Section 6.3(b));

            (xxii) make, revoke or amend any Tax election (other than in the ordinary course), settle or compromise any material claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any Tax Returns;

            (xxiii) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

            (xxiv) agree (whether or not in writing) to take any of the foregoing actions.

          (b)   No Solicitation. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any directors, officers, employees, investment bankers, lawyers, accountants, agents or representatives (collectively, "Representatives") of it or its subsidiaries, directly or indirectly, to: (i) solicit, initiate, encourage or facilitate, or furnish or otherwise disclose nonpublic information in furtherance of, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction, (ii) negotiate or otherwise engage or participate in discussions with any person (other than Parent, Subcorp or their respective Representatives) with respect to any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction or (iii) enter into any Acquisition Agreement with respect to a Competing Transaction or any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement; provided, however, in each case, that, at any time prior to the Appointment Time, the Company may furnish or otherwise disclose information to, and negotiate or otherwise engage or participate in discussions with, any person that delivers a written proposal for a Competing Transaction that was not solicited, encouraged or facilitated by the Company and that did not otherwise result from a breach or deemed breach of this Section 6.3(b) if and so long as the Company Board (A) determines in good faith, after consultation with its outside legal counsel, that failing to take such action is reasonably likely to cause the Company Board to violate its fiduciary duties under Applicable Laws and (B) determines, after consultation with the Company Financial Advisor (or any other nationally recognized investment banking firm), that such a proposal is or is reasonably likely to lead to a transaction that is more favorable to the Company Shareholders from a financial point of view than the transactions contemplated by this Agreement taking into account, among other things, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal (any proposal with respect to which the Company Board has made the determination described in clause (B), a "Superior Proposal"), provided, further, that, prior to furnishing or otherwise disclosing any information to such person, the Company shall enter into a confidentiality agreement that is no less restrictive, in any respect, than the Confidentiality Agreement, as modified by this Agreement. The Company immediately will cease all existing activities, discussions and negotiations with any person conducted heretofore with respect to any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction. In the event that, prior to the Appointment Time, the Company Board after consultation with its outside legal counsel determines that failure to do so would be reasonably likely to cause the Company Board to violate its fiduciary duties under Applicable Laws, the Company Board may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act, provided that the Company gives Parent at least 2 business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 8.1(d)). Any such withdrawal, modification or change of the Company Board Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute (including Article 13.03 of the TBCA) or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Offer, the Merger, or the Support Agreement and the transactions contemplated by such agreements. From and after the execution of this Agreement, the Company shall promptly advise Parent orally, and within 24 hours advise Parent in writing, of the receipt, directly or indirectly, of any inquiries or proposals or participation in discussions or negotiations, relating to a proposal that constitutes or may reasonably be expected to lead to a Competing Transaction (including the material terms thereof and the identity of the other person or persons involved). In addition, the Company shall promptly advise Parent orally, and within 24 hours advise Parent in writing, if the Company Board shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 6.3(b). Nothing contained in this Section 6.3(b) or any other provision of this Agreement shall prohibit the Company from, at any time, taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act so long as the requirements set forth in this Section 6.3(b) are satisfied. "Competing Transaction" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 30% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of the Company, in a single transaction or series of related transactions, in each case other than the transactions provided for in this Agreement and the Support Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the first sentence of this Section 6.3(b) by any Representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.3(b) by the Company. It is understood and agreed that for purposes of this Agreement (including Section 8.1(d)) a factually accurate public statement by the Company that describes the Company's receipt of a proposal for a Competing Transaction and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Company Board to withdraw or modify the Company Board's recommendation of this Agreement or the transactions contemplated hereunder, or an approval or recommendation with respect to such proposal for a Competing Transaction.

          (c)   Fiduciary Right of Termination. If, prior to the Appointment Time, the Company Board shall determine in good faith, after consultation with the Company Financial Advisor and the Company's outside legal counsel, that any unsolicited written proposal from a third party for a Competing Transaction received after the date of this Agreement continues to be a Superior Proposal and the Company Board has determined, following consultation with its outside legal counsel, that the failure to enter into such a Competing Transaction would be reasonably likely to cause the Company Board to violate its fiduciary duties under Applicable Laws, the Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction, provided, the Company shall have at all times after the date of this Agreement complied with the provisions of Section 6.3(b) and provided, further, that, prior to any such termination:

            (i)    the Company has provided Parent written notice of such determination and that it intends to terminate this Agreement pursuant to Section 8.1(i), identifying the material terms of the Competing Transaction and the parties thereto; and

            (ii)   (x) at least three business days have elapsed following the delivery to Parent of the written notice and other materials contemplated by the foregoing clause (i) and during such three business day period, the Company cooperates with Parent with respect to the Competing Transaction that constitutes a Superior Proposal with the intent of enabling Parent to engage in good faith negotiations to make such adjustments in the terms and conditions of the Offer and the Merger as would enable Parent to proceed with the Offer and Merger on such adjusted terms and (y) at the end of such three business day period the Company Board continues reasonably to believe that the Competing Transaction constitutes a Superior Proposal.

          (d)   Access. The Company shall permit Representatives of Parent to have access at all reasonable times to the Company's premises, properties, books, records, contracts and documents. The Company shall use reasonable best efforts to assist in facilitating and arranging meetings and discussions between Representatives of Parent and the Company's customers and suppliers at reasonable times during normal business hours. Parent will keep the information obtained pursuant to this Section 6.3(d) confidential pursuant to the terms of the Confidentiality Agreement. No investigation conducted pursuant to this Section 6.3(d) shall affect or be deemed to modify any representation or warranty made in this Agreement. As of the date of this Agreement, Parent has no actual knowledge of any breach of the Company's representations and warranties that would give rise to the failure of the condition set forth in paragraph (c) of Annex A. For purposes of the immediately preceding sentence, "actual knowledge" of Parent shall mean the actual knowledge of Robert Fealy, David Filkin and John Bauerlein.

          (e)   Subsequent Financial Statements. After the date of this Agreement, the Company shall provide to Parent drafts of any draft Company SEC Documents a reasonable time prior to filing and shall consult with, and provide an opportunity to comment to, Parent prior to filing any Company SEC Document or making publicly available its financial results for any period.

          (f)    Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

          (g)   Stock Purchase Plan. The Company shall, (i) immediately prior to the Appointment Time, terminate the 1996 Employee Stock Purchase Plan (as amended, the "Stock Purchase Plan") and, (ii) to the extent that as of the Appointment Time any funds accumulated under the Stock Purchase Plan through payroll deductions with respect to any employee have not been used to purchase shares of Company Common Stock, cause such funds to be promptly distributed to each such employee.

ARTICLE VII

CONDITIONS TO THE MERGER

        7.1.    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

          (a)   If required by Applicable Laws, this Agreement shall have been approved by the Company Shareholders.

          (b)   Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)   No provision of Applicable Laws and no judgment, injunction, order or decree issued by any Governmental Authority shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or make the consummation of the Merger illegal.

          (d)   Subcorp shall have purchased shares of Company Common Stock pursuant to the Offer; provided, that the obligation of Parent and Subcorp to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this clause (d) if the failure of Subcorp to purchase shares of Company Common Stock pursuant to the Offer shall have resulted from a material breach of the Offer or this Agreement by Parent or Subcorp.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1.    Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of this Agreement by the Company Shareholders):

          (a)   by mutual written consent of Parent and the Company duly authorized by the Company Board (including, from and after the Appointment Time, the approval of the Independent Directors contemplated by Section 1.3(c)), and the Board of Directors of Parent, at any time prior to the Effective Time;

          (b)   by either Parent or the Company if, any judgment, injunction, order or decree of any Governmental Authority enjoining Parent or the Company from consummating the Offer, the Merger or the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided, that, subject to Section 6.1(a)(iv), the party seeking to terminate this Agreement shall have used all reasonable best efforts to remove or lift such judgment, injunction, order or decree;

          (c)   by either Parent or the Company if the Appointment Time shall not have occurred on or before June 15, 2005 (the "Outside Date"), provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Appointment Time to occur on or before such date;

          (d)   by Parent, prior to the Appointment Time, if (i) the Company Board has failed to include in the Schedule 14D-9 or the Proxy Statement the Company Board Recommendation; (ii) the Company Board shall withdraw, modify or change, or propose publicly to withdraw, modify or change, the Company Board Recommendation in any manner adverse to Parent; (iii) the Company Board approves or recommends any

  Competing Transaction; (iv) a Competing Transaction shall have been commenced and the Company shall not have sent to holders of Company capital stock, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (v) the Company Board shall have failed to reaffirm publicly and unconditionally the Company Board Recommendation within five business days of any written request from Parent (which public reaffirmation must also include the unconditional rejection of any Competing Transaction); or (vi) the Company breaches any of its obligations under Section 6.3(b) that results in a proposal for a Competing Transaction;

          (e)   by either Parent or the Company, prior to the Appointment Time, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Subcorp having accepted for purchase any shares of Company Common Stock pursuant to the Offer, other than by reason of a breach of this Agreement by the terminating party;

          (f)    by Parent, at any time prior to the Appointment Time, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Annex A or Section 7.1 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within fifteen business days after the receipt of notice thereof shall have been received by the Company;

          (g)   by the Company, at any time prior to the Appointment Time, if there has been a breach by Parent or Subcorp of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Annex A or Section 7.1 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within fifteen business days after the receipt of notice thereof shall have been received by Parent; or

          (h)   by the Company pursuant to Section 6.3(c) prior to the Appointment Time; provided that the Company concurrently pays the fee due under, and in accordance with, Section 8.2.

        8.2.    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall become void (other than the last sentence of Section 1.2(c), the third sentence of Section 6.3(d), this Section 8.2, Article IX, and the Confidentiality Agreement (including paragraph 9 thereof), all of which shall survive termination of this Agreement), and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party hereto of liability for an intentional breach of any provision of this Agreement. In the event of the termination of this Agreement pursuant to Section 8.1 prior to the Appointment Time, Parent and Subcorp will promptly terminate the Offer upon such termination of this Agreement without the purchase of shares of Company Common Stock thereunder.

          (b)   The Company shall pay to Parent a fee equal to $9,000,000 (the "Termination Fee") if:

            (i)    this Agreement is terminated pursuant to Section 8.1(d);

            (ii)   this Agreement is terminated pursuant to Section 8.1(h); or

            (iii)  (A) any person makes a proposal for a Competing Transaction, (B) the Offer remains open until the scheduled Expiration Date immediately following the date such proposal for a Competing Transaction is made, (C) the Minimum Condition is not satisfied at such Expiration Date, (D) this Agreement is terminated pursuant to Section 8.1(c) or (e) and (E) within 12 months of the date of such termination the Company enters into an Acquisition Agreement to consummate, or consummates, a Competing Transaction.

        In the event the Termination Fee becomes due pursuant to this Section 8.2(b), the Company shall pay to Parent, in addition to the Termination Fee, an amount equal to the Expenses. The term "Expenses" means all out-of-pocket fees, costs and other expenses, not to exceed $3,000,000 in the aggregate, incurred or assumed by Parent or Subcorp or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Offer, the Merger and the other transactions contemplated hereby, and all fees and expenses of counsel, accountants, experts and consultants to Parent or Subcorp.

        Payment of the Termination Fee and Expenses under this Section 8.2 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement in the case of the Termination Fee, and reasonably promptly, but in no event later than three business days, following receipt by the Company of reasonable supporting documentation in the case of Expenses (except that in the case of termination pursuant to clause (iii) above such payment of the Termination Fee shall be made on the date of execution of such Acquisition Agreement or, if earlier, consummation of such transactions).

        8.3.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors (which in the case of the Company after the Appointment Time and before the Effective Time shall include the approval of the Independent Directors contemplated by Section 1.3(c)), at any time before or after approval of this Agreement by the Company Shareholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4.    Extension; Waiver.    At any time prior to the Effective Time, Parent and Subcorp (with respect to the Company) and the Company (with respect to Parent and Subcorp) by action taken or authorized by their respective boards of directors (which in the case of the Company after the Appointment Time and before the Effective Time shall include the approval of the Independent Directors contemplated by Section 1.3(c)), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

        9.1.    Survival of Representations and Warranties.    The representations and warranties made in this Agreement by the parties hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

        9.2.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

          (a)   if to Parent or Subcorp:

      Thrall Omni Company, Inc.
      845 Larch Avenue
      Elmhurst, Illinois 60126
      Attention: David L. Filkin
      Telecopy No.: (630) 530-6051

      with a copy to

      Elizabeth C. Kitslaar, Esq.
      Jones Day
      77 West Wacker
      Chicago, Illinois 60601
      Telecopy No.: (312) 782-8585

          (b)   if to the Company:

      AMX Corporation
      3000 Research Drive
      Richardson, Texas 75082

      Attention: Chris Apple
      Telecopy No.: (469) 624-7175

      with a copy to

      Michael A. Saslaw, Esq,
      Weil, Gotshal & Manges LLP
      200 Crescent Court, Suite 300
      Dallas, Texas 75201
      Telecopy No.: (214) 746-7777

        9.3.    Interpretation.    When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." For the purposes of this Agreement:

          (a)   an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)   "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

          (c)   "knowledge" with respect to the Company and its subsidiaries shall mean the actual knowledge of the persons identified on Section 9.3 to the Company Disclosure Schedule, after reasonable inquiry;

          (d)   a "Material Adverse Effect" with respect to any party hereto shall mean, as to such party any change, development, event or occurrence that has, or would reasonably be expected to have, a material adverse effect on (A) the business (including, with respect to the Company, the loss of three or more members of the Company's senior management team), results of operations or financial condition of such party and its subsidiaries, taken as a whole, except for changes, developments, events or occurrences resulting from: (i) general economic conditions in the United States, Western Europe or globally to the extent such changes do not affect such party to a materially disproportionate degree relative to other entities operating in the industry or industries in which such party competes, (ii) changes in GAAP or (iii) in the case of the Company, any decrease in the market price of shares of Company Common Stock, provided, however, that any change, development, event or occurrence underlying such decrease shall be taken into account for purposes of this definition to the extent such change, development, event or occurrence would otherwise constitute or contribute to a Material Adverse Effect on the Company) or (B) the ability of such party to consummate the transactions contemplated by this Agreement;

          (e)   "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity; and

          (f)    a "subsidiary," when used with respect to any party hereto, means any person, (A) of which such party hereto or another subsidiary of such party hereto is a general partner (excluding partnerships, the general partnership interests of which held by such party hereto or any subsidiary of such party hereto do not have 50% or more of the voting interests in such partnership) or (B) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such person is, directly or indirectly, owned or controlled by such party hereto or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party or one or more of its subsidiaries).

        9.4.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        9.5.    Entire Agreement.    This Agreement, together with Annex A hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Support Agreement, and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings by or among the parties hereto and thereto, written and oral, with respect to the subject matter of this Agreement and thereof. The parties to the Confidentiality Agreement hereby agree that the Confidentiality Agreement is hereby amended to delete any provisions thereof (including paragraph 9) that would conflict with the obligations of the parties under this Agreement (it being agreed that all other terms of the Confidentiality Agreement shall continue in full force and effect and shall expire in accordance with their terms). Notwithstanding anything in this Agreement to the contrary, the parties to the Confidentiality Agreement further agree that in the event this Agreement is terminated by the Company pursuant to Section 8.1, the Confidentiality Agreement shall be deemed to have been amended as of the time of such termination to reinstate paragraph 9 thereof. In the event of any conflict between the terms of this Agreement and the Confidentiality Agreement during the term of this Agreement, the provisions of this Agreement shall control and the parties hereto shall be entitled to exercise all rights, and to take all actions, contemplated by this Agreement.

        9.6.    Third-Party Beneficiaries.    Except for the provisions set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

        9.7.    Governing Law.    Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        9.8.    Consent to Jurisdiction; Venue.

          (a)   Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division (or, if such court lacks subject matter jurisdiction, the District Courts of Dallas County, Texas) for the purpose of any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Texas, Dallas Division (or, if such court lacks subject matter jurisdiction, the District Courts of Dallas County, Texas). Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b)   Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any Action relating to the Offer and Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

        9.9.    Specific Performance.    The transactions contemplated by this Agreement are unique and the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason Parent, Subcorp or the Company shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement including the right to seek damages for a breach of any provision of this Agreement.

        9.10.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted or purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        9.11.    Expenses.    Whether or not the Merger is consummated, except as provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with filings required of any party hereto or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement and filing fees incurred in connection with Commission filings relating to the Offer, the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by Parent and the Company.

        9.12.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions in invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        IN WITNESS WHEREOF, Parent, Subcorp and the Company have signed this Agreement as of the date first written above.

THRALL OMNI COMPANY, INC.
By:	/s/ ROBERT L. FEALY Name: Robert L. Fealy Title: Vice President
AMHERST ACQUISITION CO.
By:	/s/ ROBERT L. FEALY Name: Robert L. Fealy Title: Vice President
AMX CORPORATION
By:	/s/ ROBERT J. CARROLL Name: Robert J. Carroll Title: President and Chief Executive Officer

ANNEX A

CONDITIONS OF THE OFFER

        The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

        Notwithstanding any other provisions of the Offer (subject to the terms and conditions of the Agreement and any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act), Subcorp shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any shares of Company Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that represents at least a majority of the Fully Diluted Shares (such number of shares, the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall have occurred and continued to exist:

          (a)   a provision of any Applicable Laws or a judgment, injunction, order or decree by a Governmental Authority shall prohibit or enjoin the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or shall make consummation of the Offer or the Merger illegal;

          (b)   there shall be pending any Action by any Governmental Authority (i) seeking to restrain or prohibit the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or seeking to obtain from the Company, Parent or Subcorp any damages that are material in relation to the Company and its subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by Parent, the Company or any of their respective subsidiaries of, or to compel Parent, the Company or any of their respective subsidiaries to dispose of or hold separate, any portion of the business or assets of Parent, the Company or any of their respective subsidiaries, in each case, as a result of the purchase of shares of Company Common Stock pursuant to the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to shareholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries;

          (c)   any of the representations and warranties of the Company set forth in the Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct as of the date of determination, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company or Parent, (ii) prevent or materially delay the consummation of the Offer, or (iii) in the case of the representation and warranty contained in Section 5.4(a) of the Agreement, materially increase the cost to Subcorp of consummating the Offer.

          (d)   the Company shall have not performed in all material respects all obligations required to be performed by it under the Agreement, which failure to perform has not been cured within fifteen business days after the receipt of notice thereof shall have been received by the Company;

          (e)   except to the extent set forth in Section 5.11 to the Company Disclosure Schedule, there shall be any change, development, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect on the Company; or

          (f)    the Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Subcorp, may be asserted by Parent or Subcorp, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Parent or Subcorp in whole or in part at any time and from time to time, subject to the terms of the Agreement. The failure by Parent or Subcorp at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        The term "Fully Diluted Shares" means all outstanding securities generally entitled to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into such voting securities.

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ANNEX B

RESTATED ARTICLES OF INCORPORATION
OF
THE SURVIVING CORPORATION

ARTICLE I

        The name of the corporation is AMX Corporation (the "Corporation").

ARTICLE II

        The period of the Corporation's duration is perpetual.

ARTICLE III

        The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

        The Corporation shall have authority to issue 1000 shares of capital stock. All of such shares shall be common stock, par value $0.01 per share, and shall have identical rights and privileges in every respect.

ARTICLE V

        The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

        No shareholder of the Corporation or other person shall have a preemptive right to acquire shares of the Corporation.

ARTICLE VII

        Cumulative voting shall not be permitted.

ARTICLE VIII

        The address of the Corporation's initial registered office in the State of Texas is 350 N. Pail Street, Dallas, Texas 75201. The name of the Corporation's initial registered agent at such address is CT Corporation System.

ARTICLE IX

        To the fullest extent permitted by applicable law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article IX does not eliminate or limit the liability of a director of the Corporation to the extent the director is found liable for:

            (i)    a breach of the director's duty of loyalty to the Corporation or its shareholders;

            (ii)   an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

            (iii)  a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

            (iv)  an act or omission for which the liability of a director is expressly provided by an applicable statute.

        Any repeal or amendment of this Article IX by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article IX, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act.

ARTICLE X

        The Corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Corporation Act, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any current or former director or officer of the Corporation, including any predecessor of the Corporation. Any repeal or amendment of this Article X shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment of this Article X. Such right shall include the right to be paid or reimbursed by the Corporation for expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter

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bring suit against the Corporation to recover the unpaid amount of the claim, and if successful, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

        The Corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

        To the extent permitted by then applicable law, the grant of mandatory indemnification to any person pursuant to this Article X shall extend to proceedings involving the negligence of such person.

        As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

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QuickLinks

  Exhibit (d)(1)
AGREEMENT AND PLAN OF MERGER BY AND AMONG THRALL OMNI COMPANY, INC., ("Parent") AMHERST ACQUISITION CO., a wholly owned direct subsidiary of Parent ("Subcorp") and AMX CORPORATION (the "Company") February 15, 2005

TABLE OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
PRELIMINARY STATEMENTS
AGREEMENT
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCORP
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE VI COVENANTS OF THE PARTIES
ARTICLE VII CONDITIONS TO THE MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS
  ANNEX A
CONDITIONS OF THE OFFER
  ANNEX B
RESTATED ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X